Chrissie Nagy
Director
Capital Markets HR EMEA

Citigroup Corporate and Investment Banking
Citigroup Centre
Canada Square
Canary Wharf
London E14 SLB
United Kingdom

STRICTLY PRIVATE & CONFIDENTIAL

Francisco Fernandez-De-Ybarra

Thursday, 2 August 2007

Dear Paco,

We are pleased to confirm your transfer to the United Kingdom and your continued employment within Citigroup Corporate & Investment Bank. Your employing entity is Citibank N.A. (the "Company'') and your position continues to be of Managing Director within the Fixed Income, Currencies and Commodities Management team. You will continue to report to Tom Maheras. Your salary will be £137,500 per annum.

In the event of you joining the Company, the terms and conditions of your employment will be as set out in full in the enclosed contract of employment and as referred to in this letter and in section 2 of the Citigroup Employee Handbook.

Your employment is subject to the conditions set out below ("Conditions") being complied with to the Company's satisfaction. Please note that all the information provided by you on your Personal Information Form, including details of your education, qualifications, previous employment and credit history will be verified by a licensed screening agency on behalf of the Company, this includes any results obtained and dates of attendance. You will also be screened against the Bank of England and Financial Services Authority sanction lists. The discovery of any false information or material omission will lead to this offer of employment being withdrawn.

1.	The receipt by the Company of original documentation confirming your entitlement to work in the UK. This may be any of the following:

1.1	A passport, national identity card or other document showing that you can reside and work in the UK and that you can do the type of work that the Company has offered to you; or

1.2	(a) A document giving your name and permanent National Insurance number (for example, a P45, P60, National Insurance Card or letter from a Government agency); and

(b)
(i) a full birth certificate issued in the UK (which includes the names of the holder's parents), Channel Islands, Isle of Man or Ireland; or a certificate of registration or naturalisation stating you are a British citizen; or (ii) a letter from the Home Office indicating that you can stay indefinitely in the UK or have no limit on your stay; or (iii) a letter from the Home Office indicating that you can stay in the UK and that you are allowed to do the kind of work on offer; (iv) or a letter from the Home Office or an endorsed immigration status document, either of which indicates that you have no limit on your stay in the UK and that you are allowed to do the kind of work on offer; or

1.3	(a) A work permit or other approval to take employment that has been issued by Work Permits UK; and

(b)
(i) a passport or other travel document which is endorsed to show that you are able to stay in the UK and are allowed to take the work permit employment on offer; or (ii) a letter from the Home Office confirming that you are able to stay in the UK and can take the work permit employment on offer.

You will be required to produce the necessary original documentation no later than your first day of employment to your HR Generalist, you will not be placed on the UK payroll until such documentation has been submitted. Originals must be produced, copies will not be accepted.

If the Company is applying for a work permit on your behalf, you will need to provide us with all information requested in order to have the application processed. Please contact Jo Tolchard on [redacted] for further information.

You must continue to comply with all the conditions in respect of the work permit or other documentation entitling you to work in the UK during your employment with the Company. Failure to do so will result in immediate termination of your employment contract.

2.
You are required to complete and return the enclosed Pre-Employment Health Questionnaire. You may, depending on the information you provide on your questionnaire, be asked for your consent to write to your doctor and/or be required to attend an Occupational Health appointment. If this is appropriate you will be contacted in due course by our Corporate Health Services.

3.	You being free from any contractual restrictions preventing you either from accepting this offer or undertaking all of the duties of your role, e.g. restrictive covenants.

4.	The acceptance by the relevant regulatory authority(s) of your application for registration, if necessary.

5.	Receipt by the Company of a signed offer letter and Contract of Employment.

If you accept this offer, this letter and accompanying documentation will be held on a personal file, in a secure manner. You will be able to access this information at any time on reasonable notice. If you do not accept this offer this documentation will be kept for a period of 12 months and then destroyed.

We look forward to receiving your written acceptance of this position by 17 August 2007, failing which this offer will lapse without further notice being given to you. To accept this offer please sign the enclosed duplicate copy of this letter and one of the copies of the enclosed Contract of Employment and return them to Citigroup Employee Services (CES) in the envelope provided prior to 17 August, 2007. Please note that your salary record cannot be activated until you return the required documents contained within your Welcome Pack along with the offer acceptance and Contract of Employment. Please do not hesitate to contact the CES desk on telephone number 0207 500 4040 if you have any administration queries. Once you commence employment I will be your HR Generalist and can be contacted on [redacted].

I wish you a continued long and successful career with Citigroup.

Yours sincerely

/s/ Chrissie Nagy

Chrissie Nagy
Director
Capital Markets, EMEA

I acknowledge receipt of this letter dated Thursday, 2 August 2007 and enclosures and I am pleased to accept this conditional offer on the terms set out in this letter, the enclosed Contract of Employment and the Citigroup Employee Handbook.

SIGNED: /s/ Francisco Fernandez-De-Ybarra            DATE: 09/08/07

CITIGROUP
CONTRACT OF EMPLOYMENT

To:    Francisco Fernandez-De-Ybarra

Address:    TBC

From:    Citibank N.A. (the "Company'')

Of:    Citigroup Centre
33 Canada Square
London
E14 SLB

Date:    Thursday, 2 August 2007

The contractual terms and conditions of your employment with the Company are in accordance with and subject to this contract of employment (the "Contract"), your offer letter and section 2 of the Citigroup Employee Handbook. The remaining conditions (non contractual) are set out in the relevant compliance documentation and any other Company rules and procedures applicable to you, including those set out in the Citigroup Employee Handbook, as any or all of the aforementioned may be amended from time to time. Where the contents of the Citigroup Employee Handbook, your offer letter and the Contract are in conflict, your Contract will take precedence.

These terms and conditions represent the entire understanding between us and supersede all previous terms and conditions, including any oral agreements and/or understandings.

1.	Commencement Date

Your employment with the Company will commence on 1 September, 2007.

2.	Statutory Continuity of Employment

Your period of employment with Citigroup commencing on 5 July, 1987 counts as part of your period of continuous employment with the Company.

3.	Job Title

Your job title is Managing Director and you will be expected to perform all such acts and duties as may be required of you. These duties are to be carried out legally, diligently and in accordance with the Company's codes of conduct, policies and procedures in force from time to time, particularly those related to any compliance and regulatory aspects of your function. The Company operates a policy of job flexibility and may, at its discretion, require you to perform additional or other duties, not within the scope of your normal responsibilities.

4.	Location

a)
You will initially be based at 33 Canada Square, London, E14 5LB. The Company reserves the right at any time to require you to work or be based (whether temporarily or permanently) at any location within the London area. The London area is defined as any location within a ten mile radius of Charing Cross. The Company will give you reasonable notice of any permanent requirement to move work location.

b)
You may be required to travel and work within the United Kingdom and/or overseas in order to fulfil the duties of your employment. Further, during your employment the Company reserves the right to require you to work outside the UK for a period (or periods) which could exceed one month.

c)
The Company also reserves the right to second you on reasonable notice for any length of time to any Associated Company and to require you to relocate to the premises of such Associated Company for the duration of the secondment.

5.	Normal Working Hours

You will work the Company's normal working hours together with such additional hours as may be required for the proper performance of your duties. You shall work such additional hours as may be necessary or appropriate to carry out your duties or as the needs of the business dictate. You shall not be entitled to receive any additional remuneration for work outside your minimum hours.

6.	Salary

a)
Your salary of £137,500 per annum will normally be paid on the 17th of each month by credit transfer into your bank/building society account, provided this account is acceptable to the Company. Your salary is currently paid two weeks in advance and two weeks in arrears.

b)
For the purposes of Part II of the Employment Rights Act 1996 and otherwise you hereby consent to the deduction of any sums owing by you to the Company or any Associated Company at any time from your salary or any other payment or payments due from the Company. You hereby also agree to make immediate payment of any sums owed by you to the Company or any Associated Company upon demand.

c)	Any remuneration received under this Contract will be subject to such deductions as are required by law, including income tax and employee national insurance contributions.

7.	Benefits

A summary of the benefits for which you may be eligible is set out in section 3 of the Citigroup Employee Handbook. These benefits are not contractual and the Company reserves the right to withdraw, vary and replace these benefits as it sees fit at any time.

8.	Awards

a)	Discretionary Incentive and Retention Award

You may be eligible to receive a discretionary incentive and retention award (an "award"). The amount of any award, the form of any award and any vesting or other conditions attaching to any award will be entirely at the Company's discretion. The terms and conditions applicable to any such award may include all or part of the award being delivered in the form of shares under Capital Accumulation Program ("CAP"), subject at all times to the terms and conditions of CAP which will include, but not be limited to, vesting conditions and cancellation provisions. Any award, if granted, will be delivered on a date appointed by the Company ("the Payment Date"). No award will be granted if:

(i)	you are not in employment with the Company at the Payment Date; or

(ii)	you have given notice of termination of employment with the Company for any reason on or before the Payment Date (even if such notice of resignation or termination expires after the Payment Date); or

(iii)	you have received notice of termination of employment from the Company for any reason, on or before the Payment Date, even if such notice of termination expires after the Payment Date.

b)	Capital Accumulation Program (CAP) Award

The Capital Accumulation Program (CAP) is a discretionary incentive and retention award program that provides eligible employees with deferred or restricted shares of Citigroup Inc. common stock (CAP shares). Any award will be granted by Citigroup Inc. under the terms of CAP which will include vesting conditions and cancellation provisions. CAP shares are distributed free of any restrictions at the end of the applicable vesting period, provided the participant remains continuously employed by the Company, Citigroup Inc. or a subsidiary of Citigroup Inc. throughout the applicable vesting period. A prospectus and detailed information about the CAP award will made available by Citigroup Inc. in respect of any particular award.

c)	Approval by Citigroup

It is agreed and understood that any award denominated in Citigroup shares shall be awarded pursuant to a stock incentive plan then maintained by Citigroup for such purposes and the proposed award will be subject to the approval of the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc., or such other committee responsible for administering the plan {the "Committees"). Pursuant to the applicable stock incentive plan, the Committees shall have discretion to adjust the terms of awards at any time as necessary in order to comply with tax or regulatory requirements or as deemed necessary by the Committees.

d)	Miscellaneous

This clause is not a promise or guarantee of employment with the Company or any Associated Company for any definite period of time. This clause is not intended to create or constitute a fixed term contract of employment and does not affect the Company's right to terminate your employment at any time.

This clause should not be construed as a guarantee that any bonus, incentive, stock or retention awards will be paid to you in connection with your employment with the Company.

It is agreed and understood that if awards {whether CAP, equity, stock option or any other) are granted for several successive years, this shall not be construed as constituting or creating an obligation upon the Company or any associated Company to provide similar or other awards in future years.

9.	Holidays and Holiday Pay

a)
The Company's holiday year runs from 1st January to 31st December inclusive. Your initial annualised holiday entitlement for 2007 is 26 days, to be pro rated from your start date, as set out in the Citigroup Employee Handbook.

b)
On termination of your employment, you will be entitled to holiday pay in lieu of holiday accrued, but not taken for complete months of service only. If you have taken holiday in excess of your accrued entitlement, the Company may deduct a day's holiday pay for each excess day taken from any sums owed to you by the Company or any Associated Company or require you to repay such an amount.

c)	All holiday pay will be calculated at your basic rate of pay on the basis of a 260 working day year and will be subject to normal deductions.

10.	Sickness and Sick Pay

The conditions relating to sickness and Citigroup's discretionary, non-contractual sick pay are set out in the Citigroup Employee Handbook. The Company reserves the right to withdraw, vary and replace these benefits from time to time.

11.	Retirement and Pension

a)	The company's normal retirement age is 65.

Your employment will therefore terminate automatically on the date of your 65th birthday, subject to any request you may make to extend your employment beyond the normal retirement age and the Company granting that request, in accordance with the

Company's Retirement Policy. The Company's Retirement Policy does not affect the Company's right to terminate your employment in accordance with your terms and conditions of employment for reasons other than retirement. The Company's Retirement Policy is available on the HR Intranet and may be amended from time to time.

b)
If you are eligible, and aged 25 or over, you will be enrolled automatically as a member of the Citigroup (UK) Pension Plan, subject to the rules of that Plan, including the employer's power to amend, close or terminate the Plan. Key features of the Plan are outlined in the enclosed document. Further details are set out in the Citigroup (UK) Pension Plan Handbook, which you will receive shortly after joining under separate cover. The Plan is not contracted out under the Pension Schemes Act 1993 and a contracting-out certificate will not apply to your employment. If you wish to opt out of the Plan you will need to complete the necessary form, which will be sent to you with the Handbook.

Please note that as the Plan operates on an automatic enrolment basis you will need to inform the Company if you have or intend to register with Her Majesty's Revenue & Custom's (HMRC) for Enhanced Protection prior to your start date. Failure to notify the Company prior to your start date may lead to your Enhanced Protection being invalidated.

c)
The Company facilitates employee contributions to a Stakeholder pension arrangement in accordance with legislative requirements, our current designated provider is Legal and General. Further details can be obtained by contacting the Citigroup Benefits Team.

12.	Relocation Assistance

In connection with your relocation from your current location to take up your new position, you and your immediate family, as defined in the Relocation policy, will be entitled to the following:

a)	One way air fare from New York to London. (Tickets to be booked in accordance with Citigroup's business travel policy.)

b) Reasonable Temporary accommodation in London for up to 30 days as booked by your Relocation Specialist.

c) The assistance of the Company's designated relocation agents to identify rented property in the UK. Your Relocation Specialist will initiate this service on your behalf OR the Company will reimburse you against receipts up to GBP £1,500 for legal and survey costs associated with the purchase on a Home in the UK.

d) A shipment of household goods and personal effects, including an air shipment; your Relocation Specialist will advise you of the applicable weight limits such shipment is subject to. (Please note air shipments are not applicable in all locations and you will be advised by your Relocation Specialist accordingly). The Company will not meet the costs of shipment of cars, boats or other large non-household items.

e)	The Company will also cover the cost of transit insurance, and the cost of storage of your household goods whilst you are in temporary accommodation provided by the Company.

f)
A one time 'Moving Allowance' payment equal to USD 10,000 paid in sterling (exchange rate to be confirmed and to be determined by the Company at its absolute discretion}, with the first salary following your official transfer date to the UK.

g)	The Company will provide you with the tax return preparation assistance with its nominated external tax advisors as follows:

•	One tax consultation on employment income in the home and host location

•	Preparation of US 2007 tax return

•	Preparation of UK 2007/2008 tax return

Thereafter, any tax preparation assistance will be for your own account. No other services, e.g. assistance with tax audits/ investigations and personal tax/investment advice, will be provided. You will be contacted by a member of the tax advisor team to set up your initial meeting.

h)
You will also be paid two settlement payments, GBP £283,000 subject to normal tax and National Insurance deductions in September 2007 and GBP £283,000 subject to normal tax and National Insurance deductions in September 2008.

Should there be any taxes due on your relocation assistance (as in a-g above), these will be covered by the Company via the tax return preparation assistance (provided by the nominated tax advisor)

The enclosed booklet 'Guidelines for renting a property in the UK' is to assist you in your search for a permanent home.

Should you resign or be dismissed from the Company within twelve months from your official transfer date you will be required to repay your total relocation assistance (as in a-g above), and any applicable taxes paid by the Company or Associate Company on the above in full. Should you resign or be dismissed from the Company within twentyfour months from your official transfer date you will be required to repay 50% of your total relocation assistance (as above). By accepting this offer, you agree that any outstanding monies due to the Company in respect of the relocation assistance may be deducted from your final salary or other payments owed by the Company or any Associated Company to you on termination.

13.	Notice

a)	Your employment may be terminated by either party giving to the other written notice of 3 months.

b) If you fail to give any notice to the Company or give the incorrect notice, the Company shall not pay you the salary you would have been entitled to during the unworked notice period. In the event that you are paid salary in these circumstances, for all or for a portion of any unworked notice period, the Company reserves the right to require immediate repayment of such sum.

c)
The Company may, by written notice to you, elect to pay salary in lieu of notice in respect of all or any unworked period of notice. The Company also reserves the right to place you on garden leave during your notice period.

d)	During your garden leave period, you may be required by the Company, at its discretion to:

i)	Perform no duties or to perform different duties for some or all of the duration of the notice period; and/or

ii)	refrain from contacting any employees or consultants or actual or potential customers or clients of the Company or any Associated Company without the prior written agreement of the Company; and/or

iii)	not enter all or any premises of the Company or any Associated Company; and/or

iv)	return to the Company all documents and other materials (including copies) which are in your possession or control and which belong to or have been entrusted to the Company or any Associated Company.

During any period of garden leave, you shall continue to owe a duty of utmost good faith to the Company and shall remain bound by the terms and conditions of your employment and, in particular, the "Restrictions During Employment" clause.

e)	The Company reserves the right to terminate your employment, without notice or salary in lieu of notice, in appropriate circumstances. Appropriate circumstances include, but are not limited to,

i)	situations of gross misconduct warranting summary dismissal, gross incompetence and gross negligence;

ii)	failure to comply with all the conditions in respect of your work permit or other documentation entitling you to work in the U.K. during your employment with the Company;

iii)	withdrawal of registration and/or approval requirements from the FSA or any other regulatory body.

14.	Obligations Relating To Termination

a)
Upon the termination of your employment, you will return to the Company all Citigroup property which is in your possession or under your control and without you or anyone on your behalf keeping copies or downloading data or otherwise replicating the returned property in any medium. Where it is not possible to return data held on your own personal equipment then all reasonable steps should be taken to destroy or delete such data.

b)	After termination of your employment, you will not make any adverse, untrue or misleading statement about any company within the Citigroup or its officers or employees.

15.	Confidential Information

a)
You shall not, either during your employment (save in the proper performance of your duties) or after the termination of your employment, make use of or communicate to any person or organisation, and shall use your reasonable endeavours to prevent the unauthorised use, publication or disclosure of, any trade secrets or other confidential information of or relating to the Company or Associated Company which you may have acquired whilst in the employment of the Company or any Associated Company.

b)	For the purposes of this Contract, confidential information shall include, but shall not be limited to:

i)	the identity of potential clients and/or customers, including confidential information relating to any such potential clients or customers;

ii)
the identity of customers, agents, vendors, distributors, suppliers, investors, issuers, clients, distributors or employees dealing with or through the Company and/or any Associated Company, including confidential information relating to any of them;

iii)
customer lists, sales and marketing information, sales targets, sales forecasts, sales policies, sales figures, market share statistics, marketing surveys and/or reports, marketing research and/or marketing methods and strategies of or relating to the Company and/or any Associated Company;

iv)	terms of trading, costings, prices, pricing structures of or relating to the Company and/or any Associated Company;

v)	confidential information relating to commercial relationships and/or negotiations of the Company and/or any Associated Company;

vi)	confidential financial information relating to the Company and/or any Associated Company;

vii)	information relating to confidential transactions of the Company and/or any Associated Company;

viii)	research plans and/or projects, research results, development plans and/or projects and/or business plans relating to the Company and/or any Associated Company;

ix)	formulae, designs, specifications, drawings, data and/or flow charts belonging or relating to the Company and/or any Associated Company;

x)	confidential information relating to the design and/or manufacture and/or composition and/or use of any products and/or processes of the Company and/or any Associated Company;

xi)
confidential information relating to the provision of any services by the Company and/or any Associated Company and/or to any quality control testing and/or certification procedures adopted or followed by the Company and/or any Associated Company's business;

xii)	the intellectual property of the Company and/or any Associated Company.

c)
The obligations contained in this clause shall continue to apply after the termination of your employment with the Company without limit in point of time but shall not apply to information ordered to be disclosed by a court or otherwise required to be disclosed by law or by the requirements of any regulatory or other authority to which the Company or any other Associated Company is subject or to information which is (otherwise than through your breach of this clause) available to the public generally.

d)	This clause is not intended to prevent you from exercising your rights pursuant to the Public Interest Disclosure Act 1998 or equivalent legislation.

e)
In the course of your employment or by reason of services rendered for or offices held in any other company you may obtain knowledge of the trade secrets or other confidential information of a company other than the Company. You hereby agree that you will, at the request and cost of the Company, enter into a direct agreement or undertaking with such other company whereby you will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) relating to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interests.

16.	Restrictions During Employment

Throughout your employment with the Company, you agree to comply with the following obligations, without prejudice to any fiduciary duty or implied contractual duty of fidelity to which you might otherwise be subject apart from this clause:-

a)
you will use your best endeavours to promote and protect the interests of the Company or any Associated Company, and will not take any action which harms or is intended to harm the interests of the Company or any Associated Company;

b)
during working hours and at such other times as may reasonably be required of you, you shall devote the whole of your time and attention to the affairs of the Company. You shall not undertake any work or employment, other than for the Company, during your hours of work and may not, without the prior written consent of the Company, undertake any work or employment for, or be interested or concerned either directly or indirectly in, any other business or organisation whether during or outside your hours of work. In the event of consent being given the Company reserves the right to withdraw such consent at its discretion at any time;

c)
you shall not directly or indirectly take any steps to set up a business, organisation or undertaking which will be the same as or similar to and/or will compete with the business of the Company or any Associated Company;

d)
you shall not take any steps to encourage any employee of the Company or any Associated Company to leave the employment of any such company (whether immediately or in the future) with a view to being employed or engaged by, or interested or concerned in, any business, organisation or undertaking which is or will be the same as or similar to the business of the Company or any Associated Company and/or which competes or will compete with the business of the Company and/or any Associated Company;

e)	you shall not take any steps to encourage any actual or potential customer, client, agent or supplier of the Company and/or any Associated Company to:-

i)	cease or refrain from doing business with the Company and/or any Associated Company (whether immediately or in the future), either generally or in respect of any particular transaction; and/or

ii)	place any business (whether immediately or in the future) with any business, organisation or undertaking competing with the business of the Company or any Associated Company.

17.	Obligations During Employment

a)
Your role may be subject to authorisation and approval requirements from the FSA or any other regulatory body. Your continued employment is subject to your obtaining and maintaining the appropriate regulatory approval for your position (which may change from time to time). If you do not pass any exams or courses associated with regulatory approval within three attempts the Company reserves the right to terminate your employment. If regulatory approval is withdrawn, the Company reserves the right to terminate your employment immediately without notice or payment in lieu of notice. Please note that for US regulatory purposes, fingerprints will be required.

b)
You agree to notify the Company if you develop serious financial problems, including debts incurred on a Company credit card, that may be prejudicial to the interests of the Company and its reputation. In this event, the Company reserves the right to take appropriate action.

c)	You agree to notify the Company immediately of any changes to your original answers to the Personal Information Form, which relate to the Financial Services and Markets Act 2000.

18.	Intellectual Property

a)
Subject to the Patents Act 1977, all intellectual property created or developed by you during the course of your employment (whether alone or in conjunction with any third party) ("Intellectual Property") shall belong to and be the absolute property of the Company. You consent to waive any moral rights relating to any existing or future works created by you.

b)
You undertake to disclose to the Company full written details of all and any Intellectual Property immediately following the creation or development of the same. You agree not to disclose any Intellectual Property to any other person, firm or organisation without the prior written consent of the Company.

c)
You shall both during the course of your employment and afterwards at the request and expense of the Company supply to the Company all such information, data, drawings, and assistance as may be required by the Company to enable it to exploit the Intellectual Property in such manner as it shall see fit and execute all such documents and do all such acts as the Company considers necessary or desirable to register any designs or patents or to obtain other protection for the Intellectual Property in the Company's sole name in any part of the world and to vest all right, title and interest in and to the Intellectual Property in the Company absolutely.

d)
You shall at the request and expense of the Company execute a deed irrevocably appointing the Company to be your attorney in your name and on your behalf to execute, sign and do all such instruments and things and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause.

e)
If any Intellectual Property is not as a result of the Patents Act 1977 the property of the Company, the Company shall subject to the Patents Act 1977 have the right to acquire for itself or its nominee your rights in the same within 12 months after disclosure to the Company of the relevant Intellectual Property on fair and reasonable terms to be agreed or settled by a single arbitrator appointed by the Company.

f)	You shall notify the Company immediately if you become aware of any unauthorised use or disclosure of the Intellectual Property or any other intellectual property belonging to the Company.

19.	Disciplinary and Appeals Procedure

a)
The Company's Disciplinary and Appeals Procedure applicable to your employment is set out in the Citigroup Employee Handbook. This procedure is not contractual, except to the extent required by statute.

b)	The Company reserves the right to suspend you on full pay pending the outcome of any disciplinary action. In exceptional circumstances suspension may be without pay.

20. Grievance Procedure

If you have a grievance relating to your employment there is a formal process through which problems can be raised and resolved quickly. This process is called the Grievance Procedure and is described in detail in the Citigroup Employee Handbook. This procedure is not contractual, except to the extent required by statute.

21.	Data Protection

By signing this contract, you agree that the Company, any Associated Company and/or third parties may in connection with your employment (during and after its termination), hold, use and otherwise process, firstly, personal data relating to you and, secondly, sensitive personal data (as this term is used in the Data Protection Act) relating to you as set out in paragraphs a) to e) below.

The approach that the Company takes to data protection is as set out in the European Human Resources Data Protection Policy in the Citigroup Employee Handbook. This policy is not contractual and may be varied from time to time.

The Company and/or any Associated Company is permitted under the Data Protection Act to process personal data, where that data is necessary for the performance of your employment contract, for compliance with its legal and compliance obligations and for the purpose of its business and other legitimate interests. In relation to sensitive personal data, the Company and/or any Associate Company may process such data where necessary to exercise or perform any legal right or obligation or to protect your vital interests (life and death). The processing carried out by the Company and/or any Associated Company may include, but will not be limited to:

a)	the storage of such data in any medium including paper form and/or electronically;

b)	the processing of your personal data and sensitive personal data by third parties for the purpose of providing benefits to you;

c)	the disclosure or transfer of your personal data and/or your sensitive personal data outside the European Union to Citigroup companies and benefit providers;

d) the disclosure or transfer of your personal data and/or your sensitive personal data to other employees of the Company, other Associated Companies, any other persons or entities as may be reasonably necessary, or as otherwise required or permitted by law;

e) the processing of personal data and sensitive personal data including details of your physical and mental health, gender, race and ethnic origin, religious and other beliefs (and any other data relevant for the purpose of monitoring or furthering the Company's equal opportunity policy).

Citigroup may also facilitate your participation in non work-related schemes such as the Citigroup Volunteer Program or other similar programs. The provision of such programs to employees means that your personal data and other information related to your participation in such programs may from time to time be transferred to and processed by Citigroup affiliates and third parties involved in the administration and operation of such schemes, which may be located outside of the EU.

22.	Collective Agreements

There are no collective agreements affecting your terms and conditions of employment.

23.	Variation of Terms and Conditions

The Company reserves the right to amend your terms and conditions of employment from time to time. You will be notified in writing of any changes.

24. Miscellaneous

All clauses capable of surviving termination of this contract shall continue to apply after this contract is terminated, for whatever reason.

25. Definitions

For the purposes of this contract Associated Company means a company which is from time to time a subsidiary or a holding company (as those expressions are defined by Section 736 of the Companies Act 1985 as amended prior to the date hereof) of the Company or a subsidiary (other than the Company) of a holding company of the Company.

26. Jurisdiction and Applicable Law

This contract and the documents it refers to should be governed by and construed in all respects in accordance with English law and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

SIGNED: /s/ Chrissie Nagy
Chrissie Nagy
Director
Capital Markets, EMEA

DATED: 2-8-2007
For and on behalf of Citibank N.A. (the "Company'')

I acknowledge receipt of my Contract of Employment and confirm that I have read and understood the terms of my Contract of Employment. I accept employment on the terms outlined in this Contract. Additionally I have received the following documents and accept employment on the terms and conditions outlined in them:

1.	Offer of Employment Letter

2.	Contract of Employment

3.	Citigroup Employee Handbook

4.	Compliance Documentation

5.	Guidelines for Renting a Property in the UK

NAME:     Francisco Fernandez-De-Ybarra

SIGNED:     /s/ Francisco Fernandez-De-Ybarra

DATED:     09/08/07

Dear Francisco Fernandez-De-Ybarra,

I am writing to confirm that you are eligible to receive a Role Based Allowance increase subject to the terms and conditions set out in this letter and your previous communications you have received on the subject. Please acknowledge your understanding and acceptance of the amendments to your contract of employment set out below (and in particular to acknowledge and accept the agreement we have reached that the payments described in this letter will not be counted in any assessment of your entitlement to benefits) using the following attestation tool no later than 28 August 2019.

General

1.    Effective from 1 May 2019, you will receive a Role Based Allowance increase of GBP 876,000 taking your yearly Role Based Allowance to GBP 4,478,000.

2.    The monthly instalment of the increased Role Based Allowance will be paid in cash via the normal Company payroll at the earliest opportunity following receipt of your attestation (the “Payment Date”). The first payment will include an additional sum representing a backdated amount to 1 January 2019. Thereafter you will receive the Role Based Allowance in equal monthly instalments on the usual pay date.

3.    The Role Based Allowance will only take effect if you are not under individual consultation, not under notice of termination of employment and in employment on the Payment Date. If following consultation your role is not made redundant the Role Based Allowance will be confirmed but should you take up an alternative role within the Group whether you get a Role Based Allowance or not (and if so, the amount of such Role Based Allowance) will depend on your new role. The terms and conditions of your Role Based Allowance remain unchanged from those set out in any previous communications that you have received on the matter.

Termination of employment

4.    The Company will cease payment of any outstanding instalments of the Role Based Allowance if your employment terminates or if you commence any period of garden leave.

Impact on Benefits

5.    The Role Based Allowance will not be taken into account when calculating any contractual or Citi discretionary salary-related benefits or payments which you may be eligible to receive at any time (including but not limited to payment in lieu of notice, payment in lieu of accrued holiday on termination, discretionary redundancy pay, Pension Allowance or life assurance benefits, Group Income Protection or any other contractual or discretionary benefit you may be eligible to receive from any member of the Group). Furthermore, the Role Based Allowance will not be considered part of your Select Reference Salary and will therefore not impact on any Select benefits you may be eligible to receive.

6.    In particular, you expressly agree for the purposes of any Citi pension plan of which you are or will become a member (the “Plan”) the Role Based Allowance will not be taken into account when assessing your salary and your entitlement to any benefits under the Plan, notwithstanding any contrary provision in the Plan rules and that the intention of this letter is (to the extent necessary) to over-ride the terms of the relevant Plan rules.

Deferral of incentive payments

7.
Given this increase in your fixed pay, the percentage of your variable remuneration which is deferred going forward may be increased in order to ensure that an appropriate portion of your total remuneration remains subject to deferral. The deferral rate may vary from year to year at Citi’s discretion and will depend on the amount of fixed, variable and total remuneration you receive.

8.
You will be notified subsequently of the precise deferral structure for this year, as well as the post- vesting "retention period" during which a sales restriction continues to apply. Please note that Citi’s deferral arrangements may vary from year to year at Citi’s entire discretion. We will let you know the deferrals applicable for this year when we are in a position to do so.

9.
The previous year’s deferral structure for Material Risk Takers can be found here. Please note that this structure may be subject to change by Citi and is also dependent on ongoing regulatory requirements and overall levels of total remuneration.

Miscellaneous

10.	By attesting to this communication, you agree to keep its existence and terms strictly confidential save where disclosure is required by law or to your legal or professional advisors.

11.
The Role Based Allowance is offered by the Company on the understanding that it is in compliance with current regulatory requirements governing the remuneration of material risk takers. It is also offered on the understanding that the Role Based Allowance constitutes fixed pay within the meaning of the Pay Regulations.

In the event that:

a.
the Company becomes subject to rules or guidance (issued by any relevant competent regulatory authority) that indicate that the Role Based Allowance does not comply with the Pay Regulations, or will not constitute fixed pay; or

b.	any relevant competent regulator notifies the Company that the Role Based Allowance increase does not comply with the Pay Regulations (or does not constitute fixed pay),

then the Company reserves the right to terminate or amend the terms on which the Role Based Allowance is paid so far as the Company considers reasonably necessary.

12.	Please check your updated payroll information and if for any reason you consider you have been paid an incorrect amount, you should contact your local HR.

13.
Please note that the Role Based Allowance is only paid while you hold your current role and organisational responsibilities and should you change role or your organisational responsibilities change significantly the Company reserves the right to cease the Role Based Allowance with immediate effect.

14.	For the purposes of this letter:

•	"Company" means the member of the Group by which you are employed or engaged from time to time; and

•	"Group" means Citigroup Inc. and any holding company or companies of Citigroup Inc. and any subsidiary or subsidiaries of Citigroup Inc. or of any such holding company.

•	“Pay Regulations” refers to CRDIV, the EBA Guidelines on Sound Remuneration Practices, and any local regulations implementing these.

15.	All other terms and conditions of your employment remain unchanged and in full force and effect.

Sincerely, Kieron Lumb
EMEA Head of Compensation
For and on behalf of the Company

Citigroup Centre,
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

22 April 2020

Francisco Fernandez-De-Ybarra,
Citigroup Global Markets Limited

Dear Paco,

I am writing to confirm that your employing entity has been changed since your 2007 employment contract was issued, and I can confirm that your employing entity is Citigroup Global Markets Limited.

Yours sincerely

Louise Bushby
EMEA Head of Reward & Mobility